Exhibit 99.1

SeaWorld Entertainment, Inc. Appoints Peter Crage as Chief Financial Officer and Names Anthony Esparza Chief Creative Officer

ORLANDO, Fla., Aug. 17, 2015 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (the “Company”), a leading theme park and entertainment company, today announced that its Board of Directors has appointed Peter J. Crage to serve as Chief Financial Officer (“CFO”) of the Company, effective September 1, 2015. Crage has more than 30 years’ experience, having most recently served as Chief Financial Officer at Extended Stay America, Inc. and previously as Chief Financial Officer at Cedar Fair, L.P., among his other positions.

In addition, the Company named Anthony Esparza as Chief Creative Officer, effective September 8, 2015. Esparza previously served as Senior Vice President, Guest Experiences, Design and Development for Herschend Enterprises, among other extensive experience in related industries.

“Peter and Anthony are strong and important additions to our leadership team as we continue to drive improvement in the Company’s performance, competitive position and shareholder value,” said Joel Manby, President and Chief Executive Officer of the Company. “Each of these seasoned executives brings a proven track record of success and broad experience that will contribute to our ability to execute our plan and advance our progress. Peter is a deeply talented executive with significant finance expertise and experience with public companies and in the entertainment and theme park industry. Anthony has an outstanding reputation in our industry and beyond and he brings us exceptional creative vision that will help our team fulfill the Company’s goals.”

With these appointments, Marc G. Swanson will conclude his service as Interim CFO, effective on September 1, 2015, and will continue to serve as the Company’s Chief Accounting Officer. “I would like to thank Marc for his commitment to this Company and would like to note the excellent job he did as Interim CFO over these past few months. These efforts will help to assure a smooth and seamless transition to Peter’s leadership,” Manby said.

Chief Creative Officer Scott Helmstedter is returning to his home state of California and will continue his work with the Company in a consulting capacity. He will assist with the creative content for the Company’s new attractions and events as well as media and entertainment opportunities. “I thank Scott for his leadership during his tenure. He will continue to be a valuable asset to us across our creative and entertainment platforms,” Manby added.

Crage, 53, most recently served as Chief Financial Officer of Extended Stay America, Inc. and ESH Hospitality, Inc. from November 2013 through July 2014 and served as Chief Financial Officer of HVM LLC from July 2011 to November 2013. From November 2010 to June 2011, Crage served as the Executive Vice President and Chief Financial Officer of Cedar Fair, L.P., one of the largest regional amusement-resort operators in the world. From July 2005 to November 2010, he served as Cedar Fair L.P.’s Corporate Vice President and Chief Financial Officer. Prior to that, he served as Treasurer for Cedar Fair L.P.

Esparza, 54, most recently served as Senior Vice President, Guest Experiences, Design and Development for Herschend Enterprises, the largest family-owned theme park and entertainment company in the United States, from 2003-2015. From 1995-2003, Esparza served as the Senior Vice President of Design and Entertainment for Paramount Parks, a Viacom Company. Prior to that, he served as Vice President of Creative Development at Landmark Entertainment Group in Los Angeles.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 26,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com